Exhibit 99

PRESS RELEASE

GE Names Three Vice Chairmen,
Aligns Businesses For Growth And Customer Focus;
Reaffirms Second Quarter and Full-Year 2005 Earnings Guidance

FAIRFIELD, CT. - June 23, 2005 - General Electric Company Chairman and CEO Jeff Immelt today announced a new organization aimed at accelerating growth and profitability.

Effective July 5, GE will reorganize its 11 businesses into six industry-focused businesses: GE Infrastructure; GE Industrial; GE Commercial Financial Services; NBC Universal; GE Healthcare; and GE Consumer Finance. New vice-chairmen will lead three of the businesses: Dave Calhoun, 48, Infrastructure; Michael Neal, 52, Commercial Financial Services; and John Rice, 48, Industrial. As vice chairmen of the company, they will act as advisors to the GE Board of Directors. All three are experienced GE leaders and currently presidents and CEOs of GE businesses.

“This change allows us to leverage our exceptionally deep leadership team to accelerate growth and improve productivity,” Immelt said. “Dave Calhoun, Mike Neal and John Rice are three of the most respected leaders in business today. They will continue to help us drive our performance to record levels.”

GE Infrastructure, led by Dave Calhoun, will include Aircraft Engines, Rail, Energy, Oil & Gas, Water and the financial verticals associated with these industries. “Dave will lead our efforts to penetrate fast-growing global infrastructure markets,” Immelt said. “This organization will accelerate our progress in developing markets like China, India and the Middle East. Leveraging common technology and services will also result in substantial gains in productivity.”

GE Commercial Financial Services, led by Mike Neal, will include Commercial Finance and Insurance. “Mike will continue to build our commercial finance assets in exciting global markets,” Immelt said. “At the same time, he will continue our strategic process in insurance. Mike will chair the GE Capital Board. Our risk policies will remain unchanged. GE CFO Keith Sherin will have responsibility for financial services risk oversight.”

GE Industrial, led by John Rice, will include Plastics, Silicones/Quartz, Consumer & Industrial, Security & Sensors, Automation, and Equipment Services. “John is one of our best operating leaders,” Immelt said. “He will accelerate our efforts to improve growth rates, margins and cash in these global businesses.”

In GE Healthcare, Joe Hogan has been named President and CEO. He will succeed Bill Castell when Castell retires from Healthcare in 2006, in accordance with his wishes. GE’s Healthcare business will continue to be based in London. “Bill has brought tremendous vision to our Healthcare efforts and will continue to be an important part of our leadership team,” Immelt said.

The operating structures of NBC Universal, led by GE Vice Chairman Bob Wright, and Consumer Finance, led by Dave Nissen, are unchanged.

“These changes will accelerate GE’s growth in key industries,” Immelt said. “We have been moving toward a more customer-focused organization for several years. In addition, we believe we can reduce $200-300 million of cost in savings and structural redundancies.“

Ralph Larsen, presiding director of the GE Board and chairman of the Management Development and Compensation Committee, said, “These changes are the culmination of a long series of reviews with the GE Board for well over a year. We feel that they strengthen the management team, retain the best talent and broaden the experience base of our next generation of leaders.”

Other changes include putting in place a line-up of leaders that will drive the Company for the future. Reporting to the six businesses are 35 operating leaders, 40% of whom are global and diverse.

Immelt also announced that GE Vice Chairman Dennis D. Dammerman, who has been with GE for 38 years, will retire at the end of this year.

“Dennis Dammerman’s value to GE cannot be overstated,” Immelt said. “He has helped lead the growth of our financial services businesses, helped build our financial and controllership capabilities and has been a teacher, advisor, counselor to innumerable GE executives, including me.

“These changes are a natural evolution in a company like GE,” Immelt said. “We have a profound commitment to investors that we will always attract, train and promote great people. We are putting a terrific team on the field for the future. And we do this at a time of strength. Our Company is in great shape and positioned for continued double-digit earnings growth,” Immelt said. “We are on track to hit our earnings estimates of $.43-.45 per share for the second quarter and $1.78-1.83 per share for 2005. We see continued double-digit growth into 2006 and beyond.”

Immelt also said the changes would enhance the company’s financial transparency by providing key financial data for significant units within the six businesses.

An organization chart can be found at www.ge.com.

GE will hold a Webcast at 11 a.m. to discuss today’s announcement. Details, including telephone numbers, are available at www.ge.com/investor.
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GE (NYSE: GE) is Imagination at Work -- a diversified technology, media and financial services company focused on solving some of the world’s toughest problems. With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and advanced materials, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

Caution Concerning Forward-Looking Statements

This document contains "forward-looking statements" - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from the behavior of financial markets, including fluctuations in interest rates and commodity prices, from future integration of acquired businesses, from future financial performance of major industries which we serve, including, without limitation, the air and rail transportation, energy generation and healthcare industries, from unanticipated loss development in our insurance businesses, and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Contact: General Electric, Fairfield
Gary Sheffer, 203/373.3476
 gary.sheffer@ge.com